INVESTMENT ADVISORY AGREEMENT


         AGREEMENT made this 18th day of July, 1988 by and between LEGG MASON FUND ADVISER, INC. ("Manager"), a Maryland corporation, and WESTERN ASSET MANAGEMENT COMPANY ("Western"), a California corporation, each of which is registered as an investment adviser under the Investment Advisers Act of 1940.

         WHEREAS, Manager is the manager of Legg Mason Cash Reserve Trust (the "Fund"), an open-end, diversified, management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), and

         WHEREAS, Manager wishes to retain Western to provide it with certain investment advisory services in connection with Manager's management of the Fund; and

         WHEREAS, Western is willing to furnish such services on the terms and conditions hereinafter set forth:

         NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

         1. Appointment. Manager hereby appoints Western investment adviser for the Fund for the period and on the terms set forth in this Agreement. Western accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.





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         2. Delivery of Documents. Manager has furnished Western with copies properly certified or authenticated of each of the following:

                  (a) The Fund's Declaration of Trust, as filed with the
                      Massachusetts Secretary of State on July 24, 1978 and all amendments thereto (such Declaration of Trust, as presently in effect and as it shall from time to time be amended, is herein called the "Declaration");

                  (b) The Fund's By-Laws and all amendments thereto (such
                      By-Laws, as presently in effect and as they shall from time to time be amended, are herein called the "By-Laws");

                  (c) Resolutions of the Fund's Board of Trustees authorizing the appointment of Manager as the manager and Western as investment adviser and approving the Management Agreement between Manager and the Fund dated July 18, 1988 (the "Management Agreement") and this Agreement;

                  (d) The Fund's Notification of Registration on Form N-8A under the 1940 Act as filed with the Securities and Exchange Commission on July 27, 1978 and all amendments thereto;

                  (e) The Fund's Registration Statement on Form N-1 under the
                      Securities Act of 1933, as amended, and the 1940 Act (File No. 811-2853) as filed with the


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                      Securities and Exchange Commission on September 27, 1978,
                      including all exhibits thereto, relating to shares of the Fund's beneficial interest without par value (herein called "Shares") and all amendments thereto; and

                  (f) The Fund's most recent prospectus (such prospectus, as presently in effect and all amendments and supplements thereto is herein called the "Prospectus").

                  (g) The Fund's most recent statement of additional information
                      (suchdocument as presently in effect and all amendments and supplements thereto is herein called the "Statement of Additional Information").

         Manager will furnish Western from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing.

         3. (a) Investment Advisory Services. Subject to the supervision of the Fund's Board of Trustees and Manager, Western shall regularly provide the Fund with investment research, advice, management and supervision and shall furnish a continuous investment program for the Fund's portfolio of securities consistent with the Fund's investment objective, policies, and limitations as stated in the minutes of the Fund's Trustees, including the formulation, from time to time, of lists of specific approved investments for the Fund. Western shall


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determine from time to time what securities shall be purchased, retained or sold by the Fund, and shall implement those decisions, all subject to the provisions of the Fund's Declaration of Trust and By-Laws, the 1940 Act, the applicable rules and regulations of the Securities and Exchange Commission, and other applicable federal and state law, as well as the investment objective, policies, and limitations of the Fund. Western will place orders pursuant to its investment determinations for the Fund either directly with the issuer or with any broker or dealer. In placing orders with brokers and dealers, Western will attempt to obtain the best net price and the most favorable execution of its orders; however, Western may, in its discretion, purchase and sell portfolio securities from and to brokers and dealers who provide the Fund with research, analysis, advice and similar services, and Western may pay to these brokers, in return for research and analysis, a higher commission than may be charged by other brokers. In no instance will portfolio securities be purchased from or sold to Western or any affiliated person thereof except in accordance with the rules, regulations or orders promulgated by the Securities and Exchange Commission pursuant to the 1940 Act. Western shall also perform such other functions of management and supervision as may be requested by the Manager and agreed to by Western.

         (b) Western will oversee the maintenance of all books and records with respect to the securities transactions of the Fund in accordance with all applicable federal and state laws and


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regulations, and will furnish Manager or the Fund's Board of Trustees of the
Fund with such daily, periodic and special reports as either may request.

         4. Services Not Exclusive. Western's services hereunder are not deemed to be exclusive, and Western shall be free to render similar services to others. It is understood that persons employed by Western to assist in the performance of its duties hereunder might not devote their full time to such service. Nothing herein concerned shall be deemed to limit or restrict the right of Western or any affiliate of Western to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

         5. Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, Western hereby agrees that all records which it maintains for the Fund are property of the Fund and further agrees to surrender promptly to the Fund any of such records upon the Fund's request. Western further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act, any such records required to be maintained by Rule 31a-1 under the 1940 Act.

         6. Expenses. During the term of this Agreement, Western will pay all expenses incurred by it in connection with its services under this Agreement other than the cost of securities (including brokerage commissions, if any) purchased for the Fund.

         7. Compensation. For the services which Western will render to Manager under this Agreement, Manager will pay Western


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a fee, computed daily and paid monthly, at an annual rate equal to 30 percent of the amount, net of the Manager's monthly payments to The Standard Fire Insurance Company for transition services, that the Manager receives from the Fund pursuant to the Management Agreement. Fees with regard to the Fund shall be paid promptly following the end of each calendar month. If this Agreement is terminated as of any date not the last day of a calendar month, a final fee with regard to the Fund shall be paid promptly after the date of termination and shall be based only on the average daily net assets of the fund in that period from the beginning of such month to such date of termination. The average daily net assets of the Fund shall in all cases be based only on business days and be computed as of such time and in such manner as may be determined by the Board of Trustees of the Fund.

         8. Limitation of Liability. Western will not be liable for any error of judgment or mistake of law or for any loss suffered by Manager or by the Fund in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations or duties under this Agreement.

         9. Definitions. As used in this Agreement, the terms "assignment," "interested person," and "majority of the outstanding voting securities" shall have the meanings given to


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them by Section 2(a) of the 1940 Act, subject to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation or order.

         10. Duration and Termination. This Agreement will become effective on the date first written above, provided that it shall have been approved by the Fund's Board of Trustees and by the shareholders of the Fund in accordance with the requirements of the 1940 Act and, unless sooner terminated as provided for herein, will continue in effect for two years from the above written date. Thereafter, if not terminated, this Agreement shall continue in effect for successive annual periods ending on the same date of each year, provided that such continuance is specifically approved at least annually (i) by the Fund's Board of Trustees or (ii) by a vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act), provided that in either event the continuance is also approved by a majority of the Fund's Trustees who are not interested persons (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.

         This Agreement is terminable without penalty by the Fund's Board of Trustees, by vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act), by Manager or by Western, on not less than 60 days' notice to the Fund and/or the other party(ies) and will be terminated immediately upon any termination of the Management Agreement with


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respect to the Fund or upon the mutual written consent of Western, the Manager, and the Fund. This Agreement will also automatically and immediately terminate in the event of its assignment.

         11. Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

         12. Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no material amendment of this Agreement shall be effective until approved by vote of the holders of a majority of the Fund's outstanding voting securities.

         13. Miscellaneous. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Should any part of this Agreement be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by Maryland law.


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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below on the day and year first above written.


[SEAL]                                      LEGG MASON FUND ADVISER, INC.


Attest:


By: /s/ Barbara W. Diehl                    By: /s/ Victoria M. Schwatka
    ________________________                    _____________________________


[SEAL]                                      WESTERN ASSET MANAGMENT COMPANY


Attest:


By: /s/ Pamela Thomas-Cox                   By: /s/ W. Curtis Livingston, III
    ________________________                    _____________________________




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